SECOND AMENDMENT TO THE
DISTRIBUTION AGREEMENT

THIS SECOND AMENDMENT, dated as of the 3rd day of June, 2010, is entered into by and among Advisors Series Trust, a Delaware statutory trust (the “Trust”), Quasar Distributors, LLC, a Delaware limited liability company (the “Distributor”), and Pacific Income Advisers, Inc., “the Advisor”), as parties to the Distribution Agreement dated as of July 13th, 2005, as amended July 13, 2006 (the “Agreement”).

WHEREAS, the parties to the Agreement desire to amend the Agreement in the manner set forth herein;

NOW THEREFORE, pursuant to section 11 of the Agreement, the parties hereby amend the Agreement as follows:

Amended Exhibit A of the Agreement shall be amended and replaced in its entirety by the Amended Exhibit A (“Amended Exhibit A”) attached herein.

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

ADVISORS SERIES TRUST	QUASAR DISTRIBUTORS, LLC
By: /s/ Douglas G. Hess	By: /s/ James R. Schoenike
Name: Douglas G. Hess	James R. Schoenike
Title: President	Title: President

PACIFIC INCOME ADVISERS, INC.
By: /s/ Thad M. Brown
Name:Thad M. Brown
Title: COO

Amended Exhibit A
 to the Distribution Agreement

Fund Names

Pacific Income Advisers, Inc.

Name of Series	Date Added
PIA BBB Bond Fund	10/27/2004
PIA MBS Bond Fund	02/28/2006
PIA Short-Term Securities Fund	10/27/2004
PIA Moderate Duration Bond Fund	10/27/2004
PIA High Yield Fund	06/03/2010
PIA High Yield (MACS) Fund	06/03/2010